SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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THE TORO COMPANY
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As set forth in Proposal Two of our proxy statement for our 2013 Annual Meeting of Shareholders, at the annual meeting we are, among other things, requesting that our shareholders approve an amendment to our Restated Certificate of Incorporation to increase the total number of shares of common stock that we are authorized to issue from 100,000,000 to 175,000,000 and also to increase the total number of shares of capital stock that we are authorized to issue to reflect such increase in our common stock.

In connection with Proposal Two, we supplement our prior disclosures with the following:

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For more than ten fiscal years, we have not issued any shares of common stock other than: (i) pursuant to our equity compensation plans and arrangements, and (ii) in connection with our two-for-one stock splits, effected in the form of 100% stock dividends, including the most recent stock split paid on June 29, 2012. These stock splits are not dilutive to, and are for the benefit of all of, our shareholders generally and not any particular shareholder or group of shareholders. Further, in the last ten fiscal years, we have not issued preferred stock in any form. Our past actions are not necessarily predictive of our future actions but, as provided in our proxy statement and reiterated in this supplement, we currently do not have any plans, commitments, arrangements, understandings or agreements to issue any currently authorized and unissued shares of our common stock, or any of the additional shares of common stock that would be authorized by Proposal Two, other than those shares that already have been reserved for issuance under our shareholder-approved equity compensation plans.

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We believe that the value that we have returned to our shareholders in recent years through our repurchases of our common stock and payment of dividends is worth consideration in connection with Proposal Two. Specifically, in the last five fiscal years, from November 1, 2007 to October 31, 2012, we repurchased a total of approximately 24.8 million shares of our common stock in open market and privately negotiated transactions. Further, during the same five fiscal year period, we paid approximately $119 million to our shareholders through regular quarterly cash dividends.

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As described in the Proxy Statement, as of January 15, 2013, there were 58,306,886 shares of our common stock outstanding and approximately 7,820,800 shares of common stock reserved for future issuance under our equity compensation plans. If, in the future, the Board effects a stock split similar to those effected in the past, we would not have a sufficient number of shares available to effect such stock split, absent approval of Proposal Two.